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                                                  ------------------------------

                 UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                   STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940


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1.   Name and Address of Reporting Person*

Turean, Charles V.
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     (Last)                           (First)             (Middle)

10333 North Meridian Street, Suite 111
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     (Street)

Indianapolis, IN 46290
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     (City)                           (State)              (Zip)

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2.   Issuer Name and Ticker or Trading Symbol

MetroBanCorp METB
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3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


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4.   Statement for Month/Day/Year

11/19/02
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5.   If Amendment, Date of Original (Month/Day/Year)


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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [ ]  Director                             [ ]  10% Owner
     [X]  Officer (give title below)           [ ]  Other (specify below)
Executive Vice President, Secretary and Chief Financial Officer
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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by One Reporting Person
     [ ]  Form filed by More than One Reporting Person
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
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                      5.               6.
                                  2A.                   4.                            Amount of        Owner-
                         2.       Deemed    3.          Securities Acquired (A) or    Securities       ship      7.
                         Trans-   Execution Trans-      Disposed of (D)               Beneficially     Form:     Nature of
                         action   Date, if  action      (Instr. 3, 4 and 5)           Owned            Direct    Indirect
                         Date     any       Code        ----------------------------- Following        (D) or    Beneficial
1.                       (Month/  (Month/   (Instr. 8)               (A)              Reported         Indirect  Owner-
Title of Security        Day/     Day/      ----------- Amount       or     Price     Transaction(s)   (I)       ship
(Instr. 3)               Year)    Year)     Code    V                (D)              (Instr. 3 and 4) (Instr.4) (Instr. 4)
---------------------------------------------------------------------------------------------------------------------------
Common Stock,
no par value             08/05/02  -        -       V     210         A     $9.23     13,410(1)         D         -
---------------------------------------------------------------------------------------------------------------------------
Common Stock,
no par value             11/19/02  -        M       V   1,604         A     $5.05      5,708            D         -
---------------------------------------------------------------------------------------------------------------------------
Common Stock,
no par value                -      -        -       -       -         -         -      1,464            I         *
---------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:
(1) Shares are owned by a nonqualified deferred compensation plan, of which reporting person is a participant.
*   by self, as custodian for two minor children


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

Table II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of Deriv- Form
                                                                                                          ative     of
                                                 5.                             7.                        Secur-    Deriv-  11.
                                                 Number of                      Title and Amount          ities     ative   Nature
                                                 Derivative   6.                of Underlying     8.      Bene-     Secur-  of
             2.                3a.       4.      Securities   Date Exer-        Securities        Price   ficially  ity:    In-
             Conver-  3.       Deemed    Trans-  Acquired (A) cisable and       (Instr. 3 and 4)  of      Owned     Direct  direct
             sion or  Trans-   Execution action  or Disposed  Expiration Date   ----------------  Deriv-  Following (D) or  Bene-
1.           Exercise action   Date, if  Code    of(D)        (Month/Day/Year)           Amount   ative   reported  In-     ficial
Title of     Price of Date     any       (Instr. (Instr. 3,   ----------------           or       Secur-  Trans-    direct  Owner-
Derivative   Deri-    (Month/  (Month/   8)      4 and 5)     Date     Expira-           Number   ity     action(s) (I)     ship
Security     vative   Day/     Day/      ------- ------------ Exer-    tion              of       (Instr. (Instr.   (Instr. (Instr.
(Instr. 3)   Security Year)    Year)     Code V  (A)   (D)    cisable  Date     Title    Shares   5)      4)        4)      4)
-----------------------------------------------------------------------------------------------------------------------------------
Option to                                                                       Common
Purchase     $5.05    11/19/02 -         C    -   -    1,604  12/10/92 12/09/02 Stock    1,604    $5.05   31,514     D       -
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

/s/Charles V. Turean                                       November 21, 2002
---------------------------------------------              -----------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).